Press release
For immediate release
May 18, 2010

Virginia Closes a CA $2.5 M Flow-Through Private Financing

THIS PRESS RELEASE, REQUIRED BY APPLICABLE CANADIAN LAWS, IS NOT FOR DISTRIBUTION TO U.S. NEWS SERVICES OR FOR DISSEMINATION IN THE UNITED STATES, AND DOES NOT CONSTITUTE AN OFFER OF THE SECURITIES DESCRIBED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS REGISTERED OR EXEMPT THEREFROM.

Virginia Mines Inc. ("Virginia") announces the closing of the flow-through private placement announced on April 26, 2010. The placement consists of 200,000 flow-through common shares at a price of $12.50 per share representing 68% premium to the closing price on the Toronto Stock Exchange for Virginia's common shares on May 17, 2010.

Industrial Alliance Securities Inc., Laurentian Bank Securities, and Casimir Capital L.P., who acted as lead agents on the offering, received a total finder's fee equal to 6% of the gross proceeds of the financing.

Proceeds from the offering will be used to fund exploration work on Virginia's numerous projects.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $43.5 million as at November 30, 2009, and 29,840,142 shares issued and outstanding as at April 30, 2010. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast, unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT:
Andre Gaumond, President,
Paul Archer, V-P Exploration or
Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports filed with the security commissions of British Columbia, Alberta, Ontario and Quebec, and in the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.